dunkin' brands.

March 24, 2017

BY HAND

Katherine Jaspon

Dear Kate,

On behalf of Dunkin' Brands, Inc. ("Dunkin' Brands" or the "Company"), I am pleased to offer you the role of Interim Chief Financial Officer, reporting to Nigel Travis, Chairman and Chief Executive Officer, Dunkin' Brands Group Inc. The additional terms of this offer are set forth below.

Start Date

Your start date is will be April 7, 2017.

Cash Compensation

Base Salary

You will be continue to be paid $11,271.62 on a bi-weekly basis, less applicable payroll deductions and withholdings, in accordance with Dunkin' Brands' standard payroll practices for salaried employees. This equates to $293,062 on an annualized basis.

Your base salary will be reviewed annually at the beginning of each calendar year based on market competitiveness and performance and may be adjusted at that time. You will be eligible to be considered for an annual merit increase beginning in 2018.

In addition to your base salary, and for the duration of time that you are performing the role of Interim Chief Financial Officer, you will be paid a stipend of $2,189.92 on a bi-weekly basis that will bring your annualized base salary (including the stipend) to $350,000. The stipend payment start date will be April 7, 2017. Should the Company decide to remove your interim status and appoint you to the position of Chief Financial Officer on a full-time, regular basis, your total compensation package, including base salary, short-term incentive and long-term incentive will be reviewed and may be adjusted at that time.

Short-Term Incentive

You continue to be eligible to participate in the FY-2017 Dunkin' Brands' Short-Term Incentive Plan (STI). Your annual incentive will remain at 35% of your base salary earnings and will also include the compensation paid to you in the form of a stipend as outlined above, prorated based on your start date in your new Interim role. The actual percentage of your Award is discretionary and will be based on the terms of the STI Plan as they exist at any given time, which generally take into account Company performance and your individual job performance, including your ability to meet established goals and objectives. Your participation letter, as well as the Plan Document which governs the terms of the Plan, has already been provided to you under separate cover.

There will be no change to your eligibility for Long Term Incentive.

Other Compensation

Executive Perquisite Allowance

You will continue to receive a bi-weekly perquisite allowance in the amount of $533.00, which is $13,858.00 per annum, less applicable deductions and withholdings.

Benefits

There will be no change in your current Company-provided benefits at this time. For the purpose of clarity, all benefits that are calculated on base salary will continue to be based on your current base salary of $293,062.

Severance

In the event that during your time as Interim Chief Financial Officer Dunkin' Brands terminates your employment other than for "Cause", as defined herein, you will be eligible for severance up to twelve (12) months of your then-current base compensation, subject to the date you obtain re-employment which, in the sole opinion of the Company, is a reasonably comparable position. Severance payments shall be expressly conditioned upon your execution, delivery and non-revocation of a full release of claims in a form acceptable to the Company. Severance is payable at the same time and in the same manner as Dunkin' Brands' regular payroll commencing upon the first scheduled payroll date following the date such release is executed and no longer subject to revocation. "Cause" is defined as fraud; nonfeasance or misfeasance (other than as a result of illness or disability) in your duties to Dunkin' Brands; conduct that is not in the best interest of, or is injurious to, Dunkin' Brands; acts of dishonesty in connection with the performance of your duties; or conviction of a felony or crime involving falsehood or moral turpitude. Without our receipt and your non-revocation of a full release of claims, you will not be entitled to the aforementioned severance. You shall not be entitled to severance in the event that you voluntarily resign or retire. Any payments pursuant to this paragraph are subject to applicable tax and legally required withholdings, are intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), and shall be construed and administered accordingly; provided, that in no event shall the Company be liable by reason of any failure of any such payment to comply with Section 409A or the requirements for exemption from Section 409A.

Period of Employment

Your employment with Dunkin' Brands will continue to be at will, meaning that this offer of employment does not constitute a contract of employment. You may elect to resign at any time and Dunkin' Brands may elect to terminate your employment at any time for any reason, with or without cause or advance notice. This at-will employment relationship cannot be changed by any statement, promise, policy or course of conduct, except by a document in writing, signed by an appropriate Company officer.

Data Transfer

By signing this offer letter and accepting employment at Dunkin' Brands, you hereby give your consent to Dunkin' Brands and/or its parent or any affiliate to collect, transmit, store and process certain information, including information that is personally identifying or sensitive to you or about you ("Personal Data") as set forth herein and for all purposes relating to your employment, including without limitation: administering and maintaining personnel records; employment-related communication; paying and reviewing salary and other remuneration and benefits; providing and administering benefits (including if relevant, pension and medical insurance); undertaking training, performance appraisals and evaluations; maintaining sickness and other absence records; making decisions as to your fitness for work; fraud prevention; providing references and information to future employers, if applicable, and if necessary, governmental and quasi-governmental bodies, taxing authorities; providing information to future purchasers of the Company or of the business in which you work, or making disclosures to a third party on or in connection with the outsourcing or sale of some or all of the Company's business; transferring

information concerning you to a country or territory outside the US; administering the Company's business; and/or the Company's operational or HR planning purposes. Personal Data shall include information submitted during your application, related to your employment, or collected or updated during your employment relationship (e.g. name, address, bank account data, telephone number, private email address, age, sex, marriage status, place of birth, degrees, certificates, education, past engagements, application picture, employee ID, worked hours, sick reports, wage, bonus payments, financial information, employment picture, performance criteria, and/or performance evaluations); and/or personally identifying or sensitive information about you.

The persons who may have access to Personal Data may include: employees of Dunkin' Brands, its parent or any affiliate as appropriate and necessary for the proper performance of their duties of employment; Dunkin' Brands' outsourcers and contractors, existing or prospective customers, third party suppliers, and prospective purchasers as necessary and related to the business of Dunkin' Brands, its parent and any affiliates.

Entire Agreement

This offer of employment is contingent upon your execution of a non-compete, non-solicitation and confidentiality agreement.

This offer of employment and the non-compete, non-solicitation and confidentiality agreement contain all of the terms of your employment with Dunkin' Brands and supersede any prior understandings, promises or agreements, whether oral or written, between you and Dunkin' Brands or anyone acting on its behalf. By signing this offer, you represent and warrant that your employment with Dunkin' Brands in this new role will not violate any agreements, obligations or understandings that you may have with any third party or prior employer.

We are pleased to offer you this opportunity with Dunkin' Brands. To accept the terms above, please sign and date this letter and return it to me.

Sincerely,

Richard Emmett
Chief Legal and Human Resources Officer

I ACCEPT THE ABOVE OFFER OF EMPLOYMENT

Katherine Jaspon — 3/27/17
March 24, 2017

cc: Nigel Travis
Personnel File